EXHIBIT 23(b)



             CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this registration statement on Form S-3 of our reports, which included emphasis paragraphs related to rate-related contingencies and legal proceedings and a 1995 change of accounting method for incremental nuclear plant outage maintenance costs by one of the Corporation's subsidiaries, dated February 14, 1996 on our audits of the financial statements and financial statement schedules of Entergy Corporation as of and for the years ending December 31, 1995 and 1994, which reports are included in the Company's Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts".



/s/ Coopers & Lybrand L.L.P.
   Coopers & Lybrand L.L.P.

New Orleans, Louisiana
February 17, 1997